Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WellCare Completes Acquisition Of Arcadian’s
Desert Canyon Community Care Plan In Arizona

TAMPA, Fla. (Jan. 3, 2013) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that it has completed the acquisition of certain assets of Arcadian Health Plan, Inc.'s Desert Canyon Community Care Medicare Advantage plans in Arizona from Humana Inc.

On July 18, 2012, WellCare announced that it had entered into an agreement to acquire the assets. Under the agreement, Desert Canyon members in Mohave and Yavapai Counties are now WellCare of Arizona members. As of January 2013, WellCare estimates that Desert Canyon serves approximately 4,000 members in these counties.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 2.6 million members nationwide as of Sept. 30, 2012. For more information about WellCare, please visit the company's website at www.wellcare.com

-END-